EXHIBIT 10.1

TERMINATION AGREEMENT

     This Termination (Agreement) is made and entered into by and between Custom Switching Technologies, Inc., (CSTi) a California Corporation, and Cognigen Networks, Inc.(Cognigen), a Colorado corporation.

RECITALS

     CSTi and Cognigen are parties to a Master Services Agreement entered into effective February 1, 2004 (the MSA);

     Under the terms of the MSA, CSTi provides those services to Cognigen identified in Section 2 and Exhibits A-1 and A-2 of the MSA;

     CSTi has permitted Cognigen to utilize its telecommunication switching systems and its telecommunications carrier contracts to provide Cognigen products to Cognigen customers. The parties dispute whether this permission is encompassed within the terms of the MSA.

     The parties now wish to terminate the MSA.

TERMS

     In consideration for the terms of this agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Termination of MSA

1.1

The MSA shall terminate on October 31, 2006 (the Termination Date), without any penalty or fee to either party. CSTi expressly waives its right to an early termination fee as provided at section 1(C)(i) of the MSA or to any other penalties, fees or claims arising from the early termination of the MSA.

1.2.

The parties shall cooperate in the migration of all services provided by CSTi to Cognigen, whether provided for under the MSA or not, and will use their best efforts to complete the migration before the Termination Date.

2.	Post-Termination Services

2.1.	After the Termination Date, CSTi shall continue to provide to Cognigen those services not successfully migrated as of the Termination Date.

2.2.

Should Cognigen not completely switch all of its traffic related to CogniDial or CogniCall off of CSTi’s equipment by November 30, 2006, CSTi is authorized to: (i) continue to provide the services called for under the MSA for any such traffic remaining on CSTi’s equipment after November 30, 2006; (ii) bill Cognigen pursuant to the MSA for such services and related carrier costs; (iii) directly collect credit card charges from Cognigen customers related to such traffic; (iv) deduct any carrier and service charges; and (v) remit any remaining proceeds to Cognigen with a full accounting thereof.

2.3.	Absent an agreement, in no event shall CSTi be obligated to provide services to Cognigen beyond December 31, 2006.

3.	Toll Free Access Numbers. Effective as of the Termination Date, CSTi shall release to Cognigen the following CogniDial and CogniCall North American toll free access numbers:

1-877-615-3653 USA 48
1-800-661-1347 USA 48
1-888-883-8418 USA Alaska
1-888-300-9634 USA Hawaii
1-800-441-8608 Canada
1-800-704-5388 Canada
1-800-431-8016 USA 48
1-877-615-3650 USA Alaska
1-888-748-6973 USA Hawaii
1-800-441-8160 USA Canada

CSTi shall not release the international toll free access numbers that have been utilized by Cognigen customers. Cognigen acknowledges and agrees that effective the Termination Date, it must obtain international toll free access numbers for its CogniCall and CogniDial products.

4.	Representations and Warranties. The parties mutually represent and warranty that:

4.1.

They have carefully read this Agreement, have been given the opportunity to consult with legal counsel regarding this Agreement and understand the contents and legal effect of each provision of the Agreement;

4.2.	They have executed this Agreement voluntarily and without any duress or undue influence; and

4.3.

Outside those express representations and warranties contained within this Agreement, no representation, warranty, or promise whatsoever, express or implied, concerning the subject matter hereof and not contained herein, has been made by either party to induce the other to enter into this Agreement and the parties have not entered into this Agreement in reliance upon such representation, warranty or promise.

5.	Mutual Release and Representations.

5.1

Mutual Release. Except for the obligations of the parties under this Agreement, the parties agree for themselves, their heirs, executors, administrators, successors and assigns to forever release and discharge each other and all related entities, successors, assigns, officers, directors, agents, attorneys, employees, former employees and consultants from any and all claims, debts, promises, agreements, demands, causes of action, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, existing as of the date of this Agreement and relating to the MSA.

With respect to the claims released, the parties hereby waive any rights and benefits conferred upon them by the provisions of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.”

5.2

Representations by CSTi. CSTi represents and warrants to Cognigen that, to the best of its knowledge, it is not currently in breach of, and as of the date of this agreement has not breached, the MSA in any material respect.

5.3

Voiding of Cognigen’s Release. The parties acknowledge and agree that CSTi’s representation and warranty in section 5.2 above is a material inducement to Cognigen’s release of claims relating to the MSA in section 5.1 above. The parties further acknowledge and agree that should Cognigen learn of facts or circumstances giving it a reasonable basis for a good faith belief that CSTi has breached its representation and warranty in section 5.2, then Cognigen’s release in section 5.1 shall be null and void with respect to such facts and/or circumstances.

6.	Jurisdiction. This Agreement shall be deemed to be an agreement made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with such laws.

7.	Venue. All actions brought to enforce the terms of this Agreement or the performance thereunder shall be brought in the Superior Court for the State of California, San Luis Obispo County.

8.

Attorneys Fees and Costs. Should an action be brought to enforce the terms of this Agreement or the performance thereunder, the prevailing party shall be entitled to its reasonable attorney’s fees and costs.

9.

Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter of this Agreement and supersedes and replaces all prior and contemporaneous negotiations and agreements between the parties hereto, whether written or oral. There are no other agreements, representations or warranties, written or oral, by any party hereto to any other party hereto concerning the subject matter of this Agreement. Any amendment, modification or change to this Agreement shall not be binding unless set forth in a writing duly executed by all parties to be bound or affected by such amendment, modification or change.

10.	Counterparts. This Agreement may be signed by the parties in counterpart originals.

     The undersigned represent and warrant that they have been duly authorized to execute this Agreement and bind their respective party. The Agreement is effective as of the last date set forth below.

Dated: September 8, 2006	Cognigen Networks, Inc.
By: /s/ Gary Cook
Gary Cook Acting President
Dated: September 8, 2006	Custom Switching Technologies, Inc.
By: /s/ Jimmy Boswell
Jimmy Boswell President and CEO